Mail Stop 0308

July 12, 2005


Linda A. Koenig
Chief Financial Officer
Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard
Minneapolis, Minnesota  55426-4517

      Re: 	Appliance Recycling Centers of America, Inc.
		Form 10-K for the Fiscal Year Ended January 1, 2005 Form 10-Q for the Fiscal Quarter Ended April 2, 2005 File No. 0-19621


Dear Ms. Koenig:

	We have reviewed your response dated June 17, 2005 to our comment letter dated May 25, 2005. We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,



Michael Moran
Branch Chief

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Stanley Works
Form 10-K
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0308

         DIVISION OF
CORPORATION FINANCE